Exhibit 5.1

Cooley

Glen Y. Sato

+1 650 843 5502

gsato@cooley.com

June 2, 2017

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, California 94710

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,600,000 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 1,600,000 shares of Common Stock (the “Shares”) issuable pursuant to the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”), and (b) the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated as of November 5, 2008 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus included therein, (b) the 2011 Plan, (c) the Rights Agreement, (e) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, (f) the Company’s Amended and Restated Bylaws, as currently in effect, and (g) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
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Cooley

Dynavax Technologies Corporation

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued in accordance with the 2011 Plan, the Rights Agreement, the Registration Statement and related Prospectus, will be validly issued, and the Shares fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley llp

By: /s/ Glen Y. Sato

      Glen Y. Sato